SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   ----------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 1)(1)

                             Origen Financial, Inc.
                             ----------------------
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value
                          -----------------------------
                         (Title of Class of Securities)

                                    68619E208
                                    ---------
                                 (CUSIP Number)

                                 JEREMY MINDICH
                             c/o Scopia Capital LLC
                               450 Seventh Avenue
                            New York, New York 10123
                                 (212) 370-0303
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 26, 2007
                                 --------------
             (Date of Event Which Requires Filing of This Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

      Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 18 Pages)






----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                     Page 2 of 18 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               SCOPIA PARTNERS LLC
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:*
              WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER
                                 60,315
    NUMBER OF         ----------------------------------------------------------
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY                   - 0 -
    OWNED BY          ----------------------------------------------------------
      EACH            9    SOLE DISPOSITIVE POWER
   REPORTING                     60,315
  PERSON WITH         ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON
              60,315
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                            [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              <1%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
              OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                     Page 3 of 18 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             SCOPIA PARTNERS QP LLC
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:*
              WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER
                                 136,374
    NUMBER OF         ----------------------------------------------------------
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY                   - 0 -
    OWNED BY          ----------------------------------------------------------
      EACH            9    SOLE DISPOSITIVE POWER
   REPORTING                     136,374
  PERSON WITH         ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON
              136,374
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                            [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              <1%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
              OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                     Page 4 of 18 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                  SCOPIA PX LLC
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:*
              WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER
                                 569,575
    NUMBER OF         ----------------------------------------------------------
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY                   - 0 -
    OWNED BY          ----------------------------------------------------------
      EACH            9    SOLE DISPOSITIVE POWER
   REPORTING                     569,575
  PERSON WITH         ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON
              569,575
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                            [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              2.2%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
              OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                     Page 5 of 18 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 SCOPIA LONG LLC
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:*
              WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER
                                 52,394
    NUMBER OF         ----------------------------------------------------------
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY                   - 0 -
    OWNED BY          ----------------------------------------------------------
      EACH            9    SOLE DISPOSITIVE POWER
   REPORTING                     52,394
  PERSON WITH         ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON
              52,394
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                            [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              <1%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
              OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                     Page 6 of 18 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                          SCOPIA INTERNATIONAL LIMITED
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:*
              WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
              BERMUDA
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER
                                 140,123
    NUMBER OF         ----------------------------------------------------------
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY                   - 0 -
    OWNED BY          ----------------------------------------------------------
      EACH            9    SOLE DISPOSITIVE POWER
   REPORTING                     140,123
  PERSON WITH         ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON
              140,123
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                            [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              <1%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                     Page 7 of 18 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         SCOPIA PX INTERNATIONAL LIMITED
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:*
              WC
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
              BERMUDA
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER
                                 291,219
    NUMBER OF         ----------------------------------------------------------
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY                   - 0 -
    OWNED BY          ----------------------------------------------------------
      EACH            9    SOLE DISPOSITIVE POWER
   REPORTING                     291,219
  PERSON WITH         ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON
              291,219
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                            [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              1.1%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
              CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                     Page 8 of 18 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             SCOPIA MANAGEMENT INC.
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:*
              AF
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
              NEW YORK
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER
                                 1,250,000
    NUMBER OF         ----------------------------------------------------------
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY                   - 0 -
    OWNED BY          ----------------------------------------------------------
      EACH            9    SOLE DISPOSITIVE POWER
   REPORTING                     1,250,000
  PERSON WITH         ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON
              1,250,000
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                            [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              4.8%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
              CO, IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                     Page 9 of 18 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                             SCOPIA CAPITAL LLC
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:*
              AF
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
              DELAWARE
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER
                                 818,658
    NUMBER OF         ----------------------------------------------------------
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY                   - 0 -
    OWNED BY          ----------------------------------------------------------
      EACH            9    SOLE DISPOSITIVE POWER
   REPORTING                     818,658
  PERSON WITH         ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON
              818,658
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                            [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              3.2%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
              OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                    Page 10 of 18 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                MATTHEW SIROVICH
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:*
              AF
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
              USA
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER
                                 1,250,000
    NUMBER OF         ----------------------------------------------------------
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY                   - 0 -
    OWNED BY          ----------------------------------------------------------
      EACH            9    SOLE DISPOSITIVE POWER
   REPORTING                     1,250,000
  PERSON WITH         ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON
              1,250,000
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                            [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              4.8%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                    Page 11 of 18 Pages
-------------------                                          -------------------

--------------------------------------------------------------------------------
     1   NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 JEREMY MINDICH
--------------------------------------------------------------------------------
     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  [_]
                                                                        (b)  [_]
--------------------------------------------------------------------------------
     3   SEC USE ONLY

--------------------------------------------------------------------------------
     4   SOURCE OF FUNDS:*
              AF
--------------------------------------------------------------------------------
     5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEM 2(d) OR 2(e)                                       [_]
--------------------------------------------------------------------------------
     6   CITIZENSHIP OR PLACE OF ORGANIZATION
              USA
--------------------------------------------------------------------------------
                      7    SOLE VOTING POWER
                                 1,250,000
    NUMBER OF         ----------------------------------------------------------
     SHARES           8    SHARED VOTING POWER
  BENEFICIALLY                   - 0 -
    OWNED BY          ----------------------------------------------------------
      EACH            9    SOLE DISPOSITIVE POWER
   REPORTING                     1,250,000
  PERSON WITH         ----------------------------------------------------------
                      10   SHARED DISPOSITIVE POWER
                                 - 0 -
--------------------------------------------------------------------------------
     11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY
         EACH REPORTING PERSON
              1,250,000
--------------------------------------------------------------------------------
     12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
         EXCLUDES CERTAIN SHARES*                                            [_]
--------------------------------------------------------------------------------
     13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
              4.8%
--------------------------------------------------------------------------------
     14  TYPE OF REPORTING PERSON*
              IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                    Page 12 of 18 Pages
-------------------                                          -------------------

      The following constitutes the Schedule 13D filed by the undersigned (the "Schedule 13D").

      Item 3 is amended in its entirety to read as follows:

Item 3. Source and Amount of Funds or Other Consideration.

      The aggregate purchase price of the 60,315 shares of Common Stock purchased by Scopia Partners and reported in this Schedule 13D is approximately $386,768 (includes brokerage commissions). Purchases to date by Scopia Partners of the shares reported herein as beneficially owned have been made from Scopia Partners' working capital and any and all shares of Common Stock to be acquired in the future shall be effected with Scopia Partners' working capital.

      The aggregate purchase price of the 136,374 shares of Common Stock purchased by Scopia QP and reported in this Schedule 13D is approximately $862,643 (includes brokerage commissions). Purchases to date by Scopia QP of the shares reported herein as beneficially owned have been made from Scopia QP's working capital and any and all shares of Common Stock to be acquired in the future shall be effected with Scopia QP's working capital.

      The aggregate purchase price of the 569,575 shares of Common Stock purchased by Scopia PX and reported in this Schedule 13D is approximately $3,424,038 (includes brokerage commissions). Purchases to date by Scopia PX of the shares reported herein as beneficially owned have been made from Scopia PX's working capital and any and all shares of Common Stock to be acquired in the future shall be effected with Scopia PX's working capital.

      The aggregate purchase price of the 52,394 shares of Common Stock purchased by Scopia Long and reported in this Schedule 13D is approximately $321,969 (includes brokerage commissions). Purchases to date by Scopia Long of the shares reported herein as beneficially owned have been made from Scopia Long's working capital and any and all shares of Common Stock to be acquired in the future shall be effected with Scopia Long's working capital.

      The aggregate purchase price of the 140,123 shares of Common Stock purchased by Scopia International and reported in this Schedule 13D is approximately $853,523 (includes brokerage commissions). Purchases to date by Scopia International of the shares reported herein as beneficially owned have been made from Scopia International's working capital and any and all shares of Common Stock to be acquired in the future shall be effected with Scopia International's working capital.

      The aggregate purchase price of the 291,219 shares of Common Stock purchased by Scopia PX International and reported in this Schedule 13D is approximately $1,818,174 (includes brokerage commissions). Purchases to date by Scopia PX International of the Shares reported herein as beneficially owned have been made from Scopia PX International's working capital and any and all shares of Common Stock to be acquired in the future shall be effected with Scopia International's working capital.

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                    Page 13 of 18 Pages
-------------------                                          -------------------

      Items 5(a) (b) (c) and (e) are amended in their entirety to reads as follows:

Item 5. Interest in Securities of the Issuer.

      (a) As of the close of business on March 26, 2007, (i) Scopia Partners owns 60,315 shares of Common Stock which constitutes less than 1% of the outstanding shares of Common Stock (based upon 25,865,401 shares of Common Stock outstanding as of March 1, 2007, as reported in the Issuer's Annual Report for the period ended December 31, 2006 on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007) (the "Outstanding Shares"), (ii) Scopia QP owns 136,374 shares Common Stock which constitutes less than 1% of the Outstanding Shares, (iii) Scopia PX owns 569,575 shares of Common Stock which constitutes approximately 2.2% of the Outstanding Shares, (iv) Scopia Long owns 52,394 shares of Common Stock which constitutes less than 1% of the Outstanding Shares, (v) Scopia International owns 140,123 shares of Common Stock which constitutes less than 1% of the Outstanding Shares, and (vi) Scopia PX International owns 291,219 shares of Common Stock which constitutes approximately 1.1% of the Outstanding Shares. As managing member of each of the Scopia Domestic Funds, Scopia Capital may be deemed to own beneficially in the aggregate 818,658 shares of Common Stock or 3.2% of the Outstanding Shares. As investment manager of each of the Scopia Funds, Scopia Management may be deemed to own beneficially in the aggregate 1,250,000 shares of Common Stock which constitutes approximately 4.8% of the Outstanding Shares. Jeremy Mindich and Matthew Sirovich, as President and Executive Vice President of Scopia Management, respectively, may be deemed to own beneficially in the aggregate 1,250,000 shares of Common Stock which constitutes approximately 4.8% of the Outstanding Shares.

      Each of Matthew Sirovich, Jeremy Mindich, Scopia Management and Scopia Capital disclaims beneficial ownership of the shares of Common Stock held by each of the Scopia Funds except to the extent of his/its respective pecuniary interest therein.

      (b) Each of the Scopia Funds has the sole power to vote and dispose of the shares of Common Stock it owns as reported in this Schedule 13D. Scopia Management and Messrs. Matthew Sirovich and Jeremy Mindich, as the investment manager of each of the Scopia Funds and as executive officer of Scopia Management, respectively, has the power to vote and dispose of the shares of Common Stock held by each of the Scopia Funds reported in this Schedule 13D. Scopia Capital, as the managing member of the Scopia Domestic Funds, has the power to vote and dispose of the shares of Common Stock held by each of the Scopia Domestic Funds.

      (c) Schedule B annexed hereto lists all transactions in the Shares during the past sixty days by the Reporting Persons. All of such transactions were effected in the open market.

      (d) No person other than the Reporting Persons is known to have the right to receive, or the power to direct the receipt of dividends from, or proceeds from the sale of, the shares of Common Stock.

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                    Page 14 of 18 Pages
-------------------                                          -------------------

      (e) As of March 26, 2007, the Reporting Persons ceased to be beneficial owners of more than 5% of the shares of Common Stock of the Issuer.

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                    Page 15 of 18 Pages
-------------------                                          -------------------

                                   SIGNATURES

      After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated: March 27, 2007                         SCOPIA PARTNERS LLC

                                              By: Scopia Management Inc.

                                              By: /s/ Jeremy Mindich
                                                  ------------------------------
                                                  Name: Jeremy Mindich
                                                  Title: President

                                              SCOPIA PARTNERS QP LLC

                                              By: Scopia Management Inc.

                                              By: /s/ Jeremy Mindich
                                                  ------------------------------
                                                  Name: Jeremy Mindich
                                                  Title: President

                                              SCOPIA PX LLC

                                              By: Scopia Management Inc.

                                              By: /s/ Jeremy Mindich
                                                  ------------------------------
                                                  Name: Jeremy Mindich
                                                  Title: President

                                              SCOPIA LONG LLC

                                              By: Scopia Management Inc.

                                              By: /s/ Jeremy Mindich
                                                  ------------------------------
                                                  Name: Jeremy Mindich
                                                  Title: President

                                              SCOPIA INTERNATIONAL LIMITED

                                              By: /s/ Matthew Sirovich
                                                  ------------------------------
                                                  Name: Matthew Sirovich
                                                  Title: Director

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                    Page 16 of 18 Pages
-------------------                                          -------------------

                                              SCOPIA PX INTERNATIONAL LIMITED

                                              By: /s/ Matthew Sirovich
                                                  ------------------------------
                                                  Name: Matthew Sirovich
                                                  Title: Director

                                              SCOPIA MANAGEMENT INC.

                                              By: /s/ Jeremy Mindich
                                                  ------------------------------
                                                  Name: Jeremy Mindich
                                                  Title: President

                                              SCOPIA CAPITAL LLC

                                              By: /s/ Matthew Sirovich
                                                  ------------------------------
                                                  Name: Matthew Sirovich
                                                  Title: Managing Partner

                                                  /s/ MATTHEW SIROVICH
                                                  ------------------------------
                                                  MATTHEW SIROVICH


                                                  /s/ JEREMY MINDICH
                                                  ------------------------------
                                                  JEREMY MINDICH

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                    Page 17 of 18 Pages
-------------------                                          -------------------


                                   SCHEDULE B

      List of transactions in the past 60 days from the date of this Schedule 13D Amendment

  Date               Quantity Purchased/(Sold)          Price of Purchase/(Sale)
---------          ----------------------------         ------------------------

                        SCOPIA PARTNERS LLC

3/22/2007                     (9,538)                           ($6.29)
3/23/2007                    (44,525)                           ($6.50)
3/26/2007                     (9,240)                           ($6.90)

                      SCOPIA PARTNERS QP LLC

3/22/2007                    (24,256)                           ($6.29)
3/23/2007                    (104,709)                          ($6.50)
3/26/2007                    (20,893)                           ($6.90)

                           SCOPIA PX LLC

3/22/2007                    (93,944)                           ($6.29)
3/23/2007                    (426,269)                          ($6.50)
3/26/2007                    (87,260)                           ($6.90)

                          SCOPIA LONG LLC
                               None

                   SCOPIA INTERNATIONAL LIMITED

3/22/2007                    (23,545)                           ($6.29)
3/23/2007                    (105,520)                          ($6.50)
3/26/2007                    (21,467)                           ($6.90)

                    SCOPIA PX INTERNATIONAL LLC

3/22/2007                    (48,717)                           ($6.29)
3/23/2007                    (218,977)                          ($6.50)
3/26/2007                    (44,615)                           ($6.90)

                      SCOPIA MANAGEMENT INC.
                               None

                        SCOPIA CAPITAL LLC
                               None

-------------------                                          -------------------
CUSIP No. 68619E208                   13D                    Page 18 of 18 Pages
-------------------                                          -------------------

  Date               Quantity Purchased/(Sold)          Price of Purchase/(Sale)
---------          ----------------------------         ------------------------

                         MATTHEW SIROVICH
                               None

                          JEREMY MINDICH
                               None